Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Tel-Instrument Electronics Corp. on Form S-8 (File No. 333-127670) of our report dated June 28, 2024, with respect to our audits of the consolidated financial statements of Tel-Instrument Electronics Corp. as of March 31, 2024 and March 31, 2023 and for the years ended March 31, 2024 and March 31, 2023, which report is included in this Annual Report on Form 10-K of Tel-Instrument Electronics Corp. for the year ended March 31, 2024.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

June 28, 2024